Exhibit 107

Calculation of Filing Fee Table

Form S-3ASR

(Form Type)

Canopy Growth Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Equity	Exchangeable Shares	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Debt	Debt Securities	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Other	Subscription Receipts	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Other	Units(3)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Other	Warrants	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Total Offering Amounts					—	—	—
	Total Fees Previously Paid					—	—	—
	Total Fee Offsets					—	—	—
	Net Fee Due					—	—	—

(1)	Omitted pursuant to Form S-3 Instructions to the Calculation of Filing Fee Tables and Related Disclosure 2.A.iii.c. An indeterminate aggregate initial offering price, principal amount or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices or upon conversion, exchange or exercise of other securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)	In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the Registrant is deferring payment of all of the registration fee. Any subsequent registration fees will be paid on a pay-as-you-go basis. The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.

(3)	Each unit will represent an interest in two or more other securities, which may or may not be separable from one another.